Exhibit 99.1

Company Press Release

Friday, November 14, 2008

Advant-e Corporation Announces Third Quarter 2008 Results

Company Reports 5% Decrease in Revenue and 26% Net Income Decline over Q3 2007

DAYTON, Ohio, November 14, 2008 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced financial and operating results for the quarter ending September 30, 2008.

For the third quarter of 2008 the Company reported revenue of $2,067,253, a 5% decrease over revenue of $2,178,155 in the third quarter of 2007. The decrease is attributable primarily to lower software license revenue from Merkur Group partially offset by increased revenue from Edict Systems hosted EDI services.

Net income for the third quarter of 2008 was $247,079, or $.04 per share, a 26% decrease over net income of $335,884, or $.05 per share, for the same period in 2007.

For the nine months ended September 30, 2008, the Company reported revenue of $6,712,754, a 32% increase over revenue of $5,075,628 for the same period in 2007. The increase is attributable primarily to organic growth from Edict Systems and the inclusion of three quarters of Merkur Group revenue in 2008 compared to only one quarter in 2007. Net income for the nine-months ended September 30, 2008 was $791,614, or $.12 per share, a 12% increase over net income of $708,602, or $.11 per share, for the same period in 2007.

Jason K. Wadzinski, Chairman, Chief Executive Officer, and President, remarked, “While we continue to experience growth in our core EDI products and services from Edict Systems, weakness in new software sales for Merkur Group during the quarter produced weaker results than we expected. However, year-to-date Merkur revenue is up 13% over last year due to above average sales activity in the first half of this year.”

“We believe that both Edict Systems and Merkur Group will face challenges related to the current deteriorating economic conditions,” continued Mr. Wadzinski. “Potential customers are facing budgetary constraints, shifting priorities, and less internal resources for implementation which causes delayed decisions and increased lead times.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Revenue	$2,067,253	2,178,155	6,712,754	5,075,628
Cost of revenue	792,351	818,716	2,615,977	1,810,060

Gross margin	1,274,902	1,359,439	4,096,777	3,265,568
Marketing, general and administrative expenses	884,584	876,090	2,869,978	2,231,039

Operating income	390,318	483,349	1,226,799	1,034,529
Other income (loss), net	(25,852)	18,002	(2,241)	73,257

Income before income taxes	364,466	501,351	1,224,558	1,107,786
Income tax expense	117,387	165,467	432,944	399,184

Net income	$247,079	335,884	791,614	708,602

Basic and diluted earnings per share	$.04	.05	.12	.11

Weighted average shares outstanding	6,791,399	6,845,015	6,807,085	6,612,266

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2008 (Unaudited)	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$2,702,779	2,039,447
Short-term investments	265,515	292,151
Accounts receivable, net	727,334	805,241
Prepaid software maintenance costs	182,787	183,618
Prepaid expenses and deposits	56,235	68,930
Prepaid income taxes	55,553	—
Deferred income taxes	154,262	40,057

Total current assets	4,144,465	3,429,444
Software development costs, net	132,900	194,238
Property and equipment, net	390,761	433,658
Goodwill	1,474,615	1,450,368
Other intangible assets, net	435,110	498,644

Total assets	$6,577,851	6,006,352

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$191,730	211,738
Accrued salaries and other expenses	251,147	273,210
Income taxes payable	—	112,700
Deferred revenue	648,046	645,093

Total current liabilities	1,090,923	1,242,741
Deferred income taxes	309,143	288,858

Total liabilities	1,400,066	1,531,599

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,772,061 shares issued and 6,755,961 outstanding at September 30, 2008; 6,875,015 shares issued and 6,815,015 shares outstanding at December 31, 2007	6,772	6,875
Paid-in capital	2,070,872	2,210,200
Retained earnings	3,124,291	2,332,678
Treasury stock at cost, 16,100 shares at September 30, 2008 and 60,000 shares at December 31, 2007	(24,150)	(75,000)

Total shareholders’ equity	5,177,785	4,474,753

Total liabilities and shareholders’ equity	$6,577,851	6,006,352

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$791,614	708,602
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	205,845	162,233
Amortization of software development costs	61,338	48,300
Amortization of other intangible assets	63,534	21,178
Deferred income taxes	(93,920)	(41,784)
Purchases of trading securities	(213,754)	(154,868)
Proceeds from sales of trading securities	209,724	159,184
Net unrealized (gains) losses on trading securities	38,095	(12,573)
Net realized gains on sales of securities	(7,429)	(12,972)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	77,906	(101,139)
Prepaid software maintenance costs	831	(26,430)
Prepaid expenses and deposits	12,695	(3,841)
Prepaid income taxes	(55,553)	—
Accounts payable	(20,008)	70,493
Accrued salaries and other expenses	(22,063)	68,320
Income taxes payable	(136,947)	6,407
Deferred revenue	2,953	38,310

Net cash flows from operating activities	914,861	929,420

Cash flows from investing activities:
Purchases of property and equipment	(162,948)	(181,246)
Software development costs	—	(15,363)
Cash paid for purchase of Merkur Group, Inc.	—	(971,338)

Net cash flows from investing activities	(162,948)	(1,167,947)

Cash flows from financing activities:
Net payments on bank line of credit	—	(20,000)
Purchase of treasury stock	(88,581)	(75,000)

Net cash flows from financing activities	(88,581)	(95,000)

Net increase in cash and cash equivalents	663,332	(333,527)
Cash and cash equivalents, beginning of period	2,039,447	2,209,782

Cash and cash equivalents, end of period	$2,702,779	1,876,255

Supplemental disclosures of cash flow items:
Income taxes paid	$718,100	434,561
Non-cash transactions
Retirement of 60,000 shares repurchased in 2007 and held as treasury stock	75,000	—
Common stock issued in connection with purchase of Merkur Group, Inc.	—	568,692

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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